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                                    EXHIBIT 4.3

                           UNITED FIRE & CASUALTY COMPANY
                             EMPLOYEE STOCK OPTION PLAN
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                         UNITED FIRE & CASUALTY COMPANY, INC.

                       NONQUALIFIED EMPLOYEE STOCK OPTION PLAN

                                  August 21, 1998


          1. PURPOSE. United Fire & Casualty Company, Inc. (the "Company") is implementing this Nonqualified Employee Stock Option Plan (the "Plan") to promote the growth and general prosperity of the Company and its Affiliated Companies. The Plan will permit the Company to grant options ("Options") to purchase shares of its common stock ("Common Stock"). The granting of Options will help to attract and retain the best available persons for positions of substantial responsibility and will provide certain employees with an additional incentive to contribute to the success of the Company and its Affiliated Companies. The options are "nonstatutory stock options" that are not intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code, as amended (the"Code"). For purposes of this Plan, the term "Affiliated Companies" shall mean any component member of a controlled group of corporations, as defined under Section 1563 of the Code, in which the Company is also a component member.

          2.   ADMINISTRATION.   The Plan shall be implemented and administered
by the Board of Directors of the Company (the "Board"). The Board shall have the authority, in its absolute discretion, and subject to the express provisions and restrictions of this Plan, to determine: (i) which of the employees of the Company and its Affiliated Companies shall receive Options ("Optionees"), (ii) when Options shall be granted, (iii) the terms and conditions of an Option other than those terms and conditions fixed under this Plan, and (iv) the number of shares which may be issued upon the exercise of an Option. The Board may also adopt and revise rules and regulations, and take any other action it deems necessary or appropriate to administer the Plan. The Board's actions, including any interpretation or construction of any provisions of the Plan or any Option granted hereunder, shall be final, conclusive and binding. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it. The Board may appoint a Stock Option Committee (the "Committee") of two or more directors of the Company which may act on behalf of the Board in administering the Plan. The Committee may be delegated any authority of the Board in the administration of the Plan.

          3. ELIGIBILITY, PARTICIPATION, SPECIAL LIMITATIONS. The Board (or the Committee, if so authorized by the Board), may, in its discretion, grant one or more Options to any employee of the Company or its Affiliated Companies, including any employee who is a Director of the Company or of any of its Affiliated Companies presently existing or hereinafter organized or acquired and who is designated by the Board as eligible to participate in the Plan. Such Options may be granted to one or more such persons without being granted to other eligible persons, as the Board may deem fit.

          4. SHARES OF STOCK SUBJECT TO THE PLAN. The number of shares that may be issued pursuant to all Options granted under the Plan shall not exceed five hundred thousand (500,000) shares of Common Stock, subject to adjustment as herein provided. Any shares of Common Stock that: (i) are repurchased by the Company after issuance hereunder pursuant to the exercise of an Option, or (ii) are not purchased by the Optionee prior to the expiration or termination of the applicable Option, shall again become available to be covered by Options to be issued hereunder and shall not, as of the effective date of such repurchase or expiration, be counted as covered by an outstanding Option for purposes of the above-described maximum number of shares which may be optioned hereunder.
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          5.   TERMS AND CONDITIONS OF OPTIONS.

          a. OPTION AGREEMENT. Each Option granted pursuant to the Plan shall be evidenced by an agreement ("Option Agreement") between the Company and the Optionee. The Option Agreement shall state that the Option is a nonstatutory stock Option, shall designate the number of shares and the exercise price of the Option, shall set forth the vesting schedule of the Option or state that the Option vests immediately, shall include a provision incorporating therein this Plan by reference and shall include any other restriction (in addition to those established under this Plan) as may be established by the Board (or the Committee) with respect to the exercise of the Option and/or the transfer of the shares purchased by exercise of the Option, provided that such restrictions are not in conflict with this Plan. The Option Agreement shall be in writing, dated as of the date the Option is granted, shall be executed on behalf of the Company by such officers as the Board shall authorize, and shall generally be in such form and contain such additional provisions as the Board shall prescribe.

          b.   EXERCISE OF OPTIONS.  Subject to the specific provisions of this
     Section 5, Options shall become exercisable at such times and in such installments (which may be cumulative) as the Board shall provide in the terms of each Option; provided, however, each Option granted under the Plan shall become exercisable in installments of not less than twenty percent (20%) of the number of shares covered by such Option each year from the date the Option is granted; and provided, further, that by a resolution adopted after an Option is granted the Board may, on such terms and conditions as it may determine to be appropriate and subject to the specific provisions of this Section 5, accelerate the time at which such Option or installment thereof may be exercised. For purposes of this Plan any accrued installment of an option granted hereunder shall be referred to as an "Accrued Installment". An Option may be exercised when Accrued Installments accrue, as provided in the terms under which such Option was granted, for a period of up to ten (10) years from the date the Option is granted. In no event shall any Option be exercised on or after the expiration of said maximum applicable period, regardless of the circumstances then existing (including but not limited to the death or termination of employment of the Optionee).

          Optionees may exercise Options granted pursuant to the Plan by delivering to the Company at its principal office written notice of such exercise (i) stating the Optionee's election to exercise such Option and the number of shares of Common Stock being purchased thereby; (ii) signed by the Optionee, and (iii) specifying a date, not less than ten (10) nor more than thirty (30) days from the date of such notice, as the date on which such shares will be purchased.

          As soon as practicable following the receipt of such written notice, the Company shall deliver to the Optionee exercising an option a certificate or certificates representing such shares, providing that payment has been made therefor at the principal office of the Company, and that the Optionee has made appropriate arrangements with the Company for any federal, state or local taxes required to be withheld. An Option may be exercised as to all or any portion of the shares covered by any Accrued Installment of the Option from time to time during the applicable Option Period, but shall not be exercisable with respect to fractions of a share. The time of issuance and delivery of the shares may be postponed by the Company for such period as may be required for it with reasonable diligence to comply


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     with any applicable listing requirements of any national or regional securities exchange and any law or regulation applicable to the issuance and delivery of such shares.

          c. OPTION PRICE. The price for shares of Common Stock to be issued under this Plan shall be such amount as determined by the Board of Directors of the Company on the date on which the Option covering such shares is granted by the Board (or the Committee, if authorized by the Board). The price of shares of common Stock for all purposes of this Plan is to be determined by the Board (or the Committee, if so authorized by the Board) in its sole discretion, exercised in good faith.

          d. TERMINATION OF OPTIONS. Subject to earlier termination as may be provided herein, Options shall expire and all rights granted under Option Agreements shall become null and void upon the termination dates specified by the Board and set forth in the related Option Agreements, provided that such termination dates shall not exceed ten (10) years after the date the Options are granted.

          e. NONTRANSFERABILITY OF OPTIONS. Options granted pursuant to this Plan may not be sold, pledged, hypothecated, assigned, encumbered or otherwise transferred in any manner, either voluntarily or involuntarily by operation of law, except by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee's lifetime only by him. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such Options or of such rights contrary to the provisions hereof, or to subject such Options or such rights to execution, attachment or similar process, such Options and such rights shall immediately terminate and become null and void.

          f. ADJUSTMENT PROVISIONS. In the event of changes in the Common Stock by reason of any stock split, combination of shares, stock dividend, reclassification, merger, consolidation, reorganization, recapitalization or similar adjustment, or by reason of the dissolution or liquidation of the Company, appropriate adjustments may be made in (i) the aggregate number and class of shares available under the Plan, and (ii) the number, class and exercise price of shares remaining subject to all outstanding options. Whether any adjustment or modification is to be made as a result of the occurrence of any of the events specified in this Section, and the extent thereof, shall be determined by the Board, whose determination shall be binding and conclusive. Existence of the Plan or of Option Agreements pursuant to the Plan shall in no way impair the right of the Company or its stockholders to make or effect any adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger, consolidation, dissolution or liquidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Company, or any grant of Options on its stock not pursuant to the Plan.

          6.   RULES APPLICABLE TO CERTAIN DISPOSITIONS.

          a. Notwithstanding the foregoing provisions of Section 5, in the event the Company or the Stockholders of the Company enter into an agreement to dispose of all or substantially all of the assets or capital stock of the Company by means of a sale, merger, consolidation, reorganization, liquidation, or otherwise, an Option shall become immediately exercisable with respect to the full number of shares subject to that Option during the period


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     commencing as of the later of (x) date of execution of such agreement or
     (y) six (6) months after the date the Option is granted, and ending as of the earlier of:

               (i)  the Option Expiration Date; or

               (ii) the date on which the disposition of assets or capital stock contemplated by the agreement is consummated. The exercise of any Option that was made exercisable solely by reason of this Subsection 6(a) shall be conditioned upon the consummation of the disposition of assets or stock under the above referenced agreement. Upon the consummation of any such disposition of assets or stock, this Plan and any unexercised Options issued hereunder (or any unexercised portion thereof) shall terminate and cease to be effective.

          b. Notwithstanding the foregoing, in the event that any such agreement shall be terminated without consummating the disposition of said stock or assets:

               (i) any unexercised non-vested installments that had become exercisable solely by reason of the provisions of Subsection 6(a) shall again become non-vested and unexercisable as of said termination of such agreement, and

               (ii) the exercise of any option that had become exercisable solely by reason of this Subsection 6(a) shall be deemed ineffective and such installments shall again become non-vested and unexercisable as of said termination of such agreement.

          c. Notwithstanding the provisions set forth in Subsection 6(a), the Board (or the Committee, if so authorized by the Board) may, at its election and subject to the approval of the corporation purchasing or acquiring the stock or assets of the Company (the "surviving corporation"), arrange for the Optionee to receive upon surrender of Optionee's Option a new option covering shares of the surviving corporation in the same proportion, at an equivalent option price and subject to the same terms and conditions as the old Option. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to such new option immediately after consummation of such disposition of stock or assets over the aggregate option price of such shares of the surviving corporation shall not be more than the excess of the aggregate fair market value of all shares subject to the old Option immediately before consummation of such disposition of stock and assets over the aggregate Option Price of such shares of the Company, and the new option shall not give the Optionee additional benefits which such Optionee did not have under the old Option or deprive the Optionee of benefits which the Optionee had under the old Option. If such substitution of options is effectuated, the Optionee's rights under the old Option shall thereupon terminate.

          7.   MERGERS AND ACQUISITIONS.

               a. If the Company at any time should succeed to the business of another corporation through a merger or consolidation, or through the acquisition of stock or assets


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     of such corporation, Options may be granted under the Plan to option holders of such corporation or its subsidiaries, in substitution for options or rights to purchase stock of such corporation held by them at the time of succession. The Board (or the Committee, if so authorized by the Board) shall have sole and absolute discretion to determine the extent to which substitute Options shall be granted (if at all), the person or persons within the eligible group to receive such substitute Options (who need not be all option holders of such corporation), the number of Options to be received by each such person, the Option price of such Option, and the terms and conditions of such substitute Options; provided, however, that the terms and conditions of the substitute Options shall comply with the provisions of Section 424 of the Code, such that the excess of the aggregate fair market value of the shares subject to such substitute Option immediately after the substitution or assumption over the aggregate option price of such shares is not more than the excess of aggregate fair market value of all shares subject to the substitute Option immediately before such substitution or assumption over the aggregate option price of such shares, and the substitute Option or the assumption of the old option does not give the holder thereof additional benefits which he or she did not have under such old option.

               b. Notwithstanding anything to the contrary herein, no Option shall be granted, nor any action taken, permitted or omitted, which could cause the Plan, or any Options granted hereunder as to which Rule 16b-3 under the Securities Exchange Act of 1934 may apply, not to comply with such Rule.


          8.   TERMINATION OF EMPLOYMENT.

               a. In the event that the Optionee's employment with the Company (or Affiliated Company) is terminated for any reason other than death or disability, any unexercised Accrued Installments of the Option granted hereunder to such terminated Optionee shall expire and become unexercisable as of the earlier of:

                    (i)   the applicable Option Expiration Date; or

                    (ii) a date 30 days after such termination occurs, provided however, that the Board (or the Committee if empowered to so act) may, in the exercise of its discretion, extend said date up to and including a date one year following such termination.

               b. In the event that the Optionee's employment with the Company is terminated due to the death or disability of the Optionee, any unexercised Accrued Installments of the Option granted hereunder to such Optionee shall expire and become unexercisable as of the earlier of:

                    (i)   the applicable Option Expiration Date; or

                    (ii) the first anniversary of the date of death of such Optionee (if applicable). Any such Accrued Installments of a deceased Optionee may be exercised prior to their expiration by (and only by) the person or persons to whom the Optionee's Option right


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                          shall pass by will or by the laws of descent and
                          distribution, if applicable, subject, however, to all of the terms and conditions of this Plan and the applicable Stock Option Agreement governing the exercise of Options granted hereunder; or

                    (iii) the first anniversary of the date of the termination of employment by reason of disability (if applicable).

               c. For purposes of this Section 8, an Optionee shall be deemed employed by the Company (or affiliated Company) during any period of leave of absence from active employment as authorized by the Company (or Affiliated Company).

          9. RIGHTS AS A SHAREHOLDER. Optionees shall not have any of the rights and privileges of shareholders of the Company in respect of any of the shares subject to any option granted pursuant to the Plan unless and until a certificate representing such shares shall have been issued and delivered.

          10. PAYMENT OF EXERCISE PRICE WITH COMPANY STOCK. The Board (or the Committee, if so authorized) may provide that, upon exercise of the Option, the Optionee may elect to pay for all or some of the shares of Common Stock underlying the Option with shares of Common Stock of the Company previously acquired and owned at the time of exercise by the Optionee, subject to all restrictions and limitations of applicable laws, rules and regulations, including Section 424(c)(3) of the Code, and provided that the Optionee will make representations and warranties satisfactory to the Company regarding his or her title to the shares used to effect the purchase, including without limitation representations and warranties that the Optionee has good and marketable title to such shares free and clear of any and all liens, encumbrances, charges, equities, claims, security interests, options or restrictions and has full power to deliver such shares without obtaining the consent or approval of any person or governmental authority other than those which have already given consent or approved in a form satisfactory to the Company. The equivalent dollar value of the shares used to effect the purchase shall be the fair market value of the shares on the date of the purchase as determined by the Board (or the Committee, if so authorized) in its sole discretion, exercised in good faith.

          11. WITHHOLDING OF TAXES. The grant of Options hereunder and the issuance of Common Stock pursuant to the exercise of such Options is conditioned upon the Company's reservation of the right to withhold, in accordance with any applicable law, from any compensation payable to the Optionee any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of any such Option.

          12. RESTRICTIONS ON ISSUANCE OF SHARES. The Company, during the term of this Plan, will use its best efforts to seek to obtain from the appropriate regulatory agencies any requisite authorization in order to grant Options or issue and sell such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain from any such regulatory agency having jurisdiction thereof the authorization deemed by the Company's counsel to be necessary to the lawful grant of Options or the issuance and sale of any shares of its stock hereunder or the inability of the Company to confirm to its satisfaction that any grant of Options or issuance and sale of any shares of such stock will meet applicable legal


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requirements shall relieve the Company of any liability in respect to the non-issuance or sale of such stock as to which such authorization or confirmation have not been obtained.

          13. NOTICES. Any notice to be given to the Company pursuant to the provisions of this Plan shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to a person to whom an Option is granted hereunder shall be addressed to him or her at the address given beneath his or her signature on his or her Stock Option Agreement, or at such other address as such person or his or her transferee (upon the transfer of Optioned Stock) may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service. It shall be the obligation of each Optionee and each transferee holding Optioned Stock to provide the Secretary of the Company, by letter mailed as provided hereinabove, with written notice of his or her correct mailing address.

          14. REPRESENTATIONS AND WARRANTIES. As a condition to the grant of any Option hereunder or the exercise of any portion of an Option, the Company may require the person to be granted or exercising such Option to make any representation and/or warranty to the Company as may, in the judgment of counsel to the Company, be required under any applicable law or regulation, including, but not limited to, a representation and warranty that the Option and/or shares issuable or issued upon exercise of such Option are being acquired only for investment, for such person's own account and without any present intention to sell or distribute such Option or shares, as the case may be, if, in the opinion of counsel for the Company, such representation is required under Securities Act of 1933, or any other applicable law, regulation or rule of any governmental agency.

          15. NO ENLARGEMENT OF EMPLOYEE RIGHTS. This Plan is purely voluntary on the part of the Company, and while the Company hopes to continue it indefinitely, the continuance of the Plan shall not be deemed to constitute a contract between the Company and any employee, or to be consideration for or a condition of the employment of any employee. Nothing contained in the Plan shall be deemed to give any employee the right to be retained in the employ of the Company or its Affiliated Companies, or to interfere with the right of the Company or an Affiliated Company to discharge or retire any employee thereof at any time. No employee shall have any right to or interest in Options authorized hereunder prior to the grant of such an Option to such employee, and upon such grant he or she shall have only such rights and interests as are expressly provided herein, subject, however, to all applicable provisions of the Company's Articles of Incorporation, as the same may be amended from time to time.

          Except as otherwise provided in Section 8, any change of an Optionee's duties or position with the Company shall not affect his right to exercise any Options granted pursuant to the Plan, provided, however, that nothing contained in the Plan, or in any option granted pursuant to the Plan, shall confer upon any Employee the right to continued employment or shall interfere in any way with the right of the Company to terminate the employment of such Employee at any time, with or without cause, subject to any Employment Agreement that may be in effect at such time.

          16. SUCCESSORS. The provisions of the Plan shall be binding upon, and inure to the benefit of all successors of any Optionee, including, without limitation, his/her estate and the executors, administrators or trustees thereof, his/her heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Optionee.


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          17.  TERMINATION AND AMENDMENT OF THE PLAN.  Unless sooner terminated as hereinafter provided, the Plan shall remain in effect for ten (10) years from the date hereof. The Board shall have complete power and authority at any time to terminate the Plan or to make such modification or amendment thereof as it deems advisable and may from time to time suspend, discontinue or abandon the Plan, except that no such action by the Board shall adversely affect any right or obligation with respect to any grant theretofore made.

          18. NO RESTRICTIONS ON TRANSFER OF STOCK. Common Stock issued pursuant to the exercise of an Option granted under this Plan (hereinafter "Optioned Stock"), or any interest in such Optioned Stock, may be sold, assigned, gifted, pledged, hypothecated, encumbered or otherwise transferred or alienated in any manner by the holder(s) thereof, subject, however, to any representations or warranties requested under Section 14 of this Plan and also subject to compliance with any applicable federal, state or other local law, regulation or rule governing the sale or transfer of stock or securities.

          19. INVALID PROVISION. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

          20. APPLICABLE LAW. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Iowa.

          21. SUCCESSORS AND ASSIGNS. This Plan shall be binding on and inure to the benefit of the Company and the Optionees to whom an Option is granted hereunder, and such Optionees' heirs, executors, administrators, legatees, personal representatives, assignees and transferees.

          IN WITNESS WHEREOF, pursuant to the due authorization and adoption of this Plan by the Board on ___________________________, 1998, the Company has caused this Plan to be duly executed by its duly authorized officer.

                              UNITED FIRE & CASUALTY COMPANY, INC.


                              By: _______________________________________


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